Exhibit 99.1

        Rogers Corporation Announces Share Buy-Back Program

    ROGERS, Conn.--(BUSINESS WIRE)--Oct. 28, 2004--Rogers Corporation (NYSE:ROG) today announced that its Board of Directors has approved the investment of up to $25 million for the purchase of shares for a new buy-back program.
    The timing and exact number of shares purchased will be determined at the Company's discretion and will depend on market conditions. All repurchases will be on the open market and funded from existing cash. Currently, the Company has approximately 17 million shares of common stock outstanding. The share buy-back program will be complete or cancelled within 12 months.
    "We believe that the current share price does not reflect the achievements and prospects of the Company and therefore represents an excellent opportunity for us to initiate a share buy-back program," said Robert Wachob, President and Chief Executive Officer. "The initiative reflects our commitment to promote long-term shareholder value."
    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: wireless communications, computers and networking, imaging, transportation and consumer. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Japan, Hong Kong, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, and the like, are incorporated by reference in the Rogers Corporation 2003 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    CONTACT: Editorial and Investor Contact:
             Rogers Corporation
             Edward J. Joyce, 860-779-5705
             Fax: 860-779-5509
             E-mail: edward.joyce@rogerscorporation.com
             Rogers' Web site: www.rogerscorporation.com